UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*

                             BKF Capital Group Inc.
                                (Name of Issuer)

                          Common Stock, Par Value $1.00
                         (Title of Class of Securities)

                                    05548G102
                                 (CUSIP Number)

                               Marc Weitzen, Esq.
                                 General Counsel
                  Icahn Associates Corp. & affiliated companies
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                January 23, 2006
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  05548G102

1  NAME OF REPORTING PERSON
     High River Limited Partnership

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     WC and OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     498,820

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     498,820

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     498,820

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.32%

14 TYPE OF REPORTING PERSON*
     PN

                                  SCHEDULE 13D

CUSIP No.  05548G102

1  NAME OF REPORTING PERSON
     Hopper Investments LLC

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     498,820

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     498,820

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     498,820

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.32%

14 TYPE OF REPORTING PERSON*
     OO

                                  SCHEDULE 13D

CUSIP No.  05548G102

1  NAME OF REPORTING PERSON
     Barberry Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     498,820

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     498,820

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     498,820

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     6.32%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D

CUSIP No.  05548G102

1    NAME OF REPORTING PERSON Icahn Partners Master Fund L.P.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3 SEC USE ONLY

4  SOURCE OF FUNDS*
     WC and OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     389,357

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     389,357

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     389,357

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.93%

14 TYPE OF REPORTING PERSON*
     PN

                                  SCHEDULE 13D

CUSIP No.  05548G102

1  NAME OF REPORTING PERSON
     Icahn Offshore L.P.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     389,357

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     389,357

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     389,357

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.93%

14 TYPE OF REPORTING PERSON*
     PN

                                  SCHEDULE 13D

CUSIP No.  05548G102

1  NAME OF REPORTING PERSON
     CCI Offshore Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     389,357

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     389,357

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     389,357

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.93%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D

CUSIP No.  05548G102

1  NAME OF REPORTING PERSON
     Icahn Partners L.P.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*
     WC and OO

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     305,923

8  SHARED VOTING POWER
     0

9  SOLE DISPOSITIVE POWER
     305,923

10 SHARED DISPOSITIVE POWER
     0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     305,923

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.87%

14 TYPE OF REPORTING PERSON*
     PN

                                  SCHEDULE 13D

CUSIP No.  05548G102

1  NAME OF REPORTING PERSON
     Icahn Onshore L.P.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     305,923

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     305,923

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     305,923

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.87%

14 TYPE OF REPORTING PERSON*
     PN

                                  SCHEDULE 13D

CUSIP No.  05548G102

1  NAME OF REPORTING PERSON
     CCI Onshore Corp.

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     305,923

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     305,923

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     305,923

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     3.87%

14 TYPE OF REPORTING PERSON*
     CO

                                  SCHEDULE 13D

CUSIP No.  05548G102

1  NAME OF REPORTING PERSON
     Carl C. Icahn

   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) / /
     (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS*

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(d) or 2(e)     /X/

6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
     0

8  SHARED VOTING POWER
     1,194,100

9  SOLE DISPOSITIVE POWER
     0

10 SHARED DISPOSITIVE POWER
     1,194,100


11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,194,100

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*     //

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     15.12%

14 TYPE OF REPORTING PERSON*
     IN

                                  SCHEDULE 13D

Item 1.  Security and Issuer

     The Schedule 13D filed on October 31, 2005 by the Reporting Persons (as previously defined in Schedule 13D, filed on October 31, 2005), relating to the Common Stock, par value $1.00 ("Common Stock"), issued by BKF Capital Group, Inc. (the "Issuer"), is hereby amended as set forth below by this Amendment No.1. The address of the principal executive offices of the Issuer is One Rockefeller Plaza, New York, NY 10020.

Item 2.  Identity and Background

Item 3.  Source and Amount of Funds or Other Consideration

Item 4.  Purpose of Transaction

     Item 4 is hereby amended to add the following: Issuer approached the Reporting Persons on January 20, 2006, and asked whether the Reporting Persons would be interested in proposing a person for a seat on Issuer's Board of Directors. Reporting Persons suggested that Issuer should consider Keith Meister for that position and Issuer added Mr. Meister to its Board of Directors.

Item 5.  Interest in Securities of the Issuer

     (a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 1,194,100 Shares, representing approximately 15.12% of the Issuer's outstanding Shares (based upon the 7,898,422 Shares stated to be outstanding as of December 31, 2005, by the Issuer in the Issuer's Form 10-Q for the period ending September 30, 2005, filed with the Securities and Exchange Commission on January 13, 2006).

Item 6. Contracts, Arrangements, Understandings or Relationship with Respect to Securities of the Issuer

Item 7.  Material to be Filed as Exhibits

     1   Joint Filing Agreement of the Reporting Persons.

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: January 24, 2006


HOPPER INVESTMENTS LLC

   By:   Barberry Corp.


     By:  /s/ Edward E. Mattner
     Name:  Edward E. Mattner
     Title: Authorized Signatory

BARBERRY CORP.


   By:  /s/ Edward E. Mattner
   Name:  Edward E. Mattner
   Title: Authorized Signatory

HIGH RIVER LIMITED PARTNERSHIP

   By:  Hopper Investments LLC, General Partner

     By:  Barberry Corp., member


         By:  /s/ Edward E. Mattner
         Name:  Edward E. Mattner
         Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND L.P.

By:  /s/ Edward E. Mattner
Name:  Edward E. Mattner
Title: Authorized Signatory


          [Signature Page of Schedule 13D/A - BKF Capital Group, Inc.]

ICAHN OFFSHORE L.P.


By:  /s/ Edward E. Mattner
Name:  Edward E. Mattner
Title: Authorized Signatory

CCI OFFSHORE CORP.


By:  /s/ Keith Meister
Name:  Keith Meister
Title: Vice President

ICAHN PARTNERS L.P.


By:  /s/ Edward E. Mattner
Name:  Edward E. Mattner
Title: Authorized Signatory

ICAHN ONSHORE L.P.


By:  /s/ Edward E. Mattner
Name:  Edward E. Mattner
Title: Authorized Signatory

CCI ONSHORE CORP.


By:  /s/ Keith Meister
Name:  Keith Meister
Title: Vice President


/s/ Carl C. Icahn_____________
CARL C. ICAHN


          [Signature Page of Schedule 13D/A - BKF Capital Group, Inc.]

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of BKF Capital Group, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 24th day of January, 2006.


HOPPER INVESTMENTS LLC

   By:   Barberry Corp.


     By:  /s/ Edward E. Mattner
     Name:  Edward E. Mattner
     Title: Authorized Signatory

BARBERRY CORP.


By:  /s/ Edward E. Mattner
Name:  Edward E. Mattner
Title: Authorized Signatory

HIGH RIVER LIMITED PARTNERSHIP

By:  Hopper Investments LLC, General Partner

   By:  Barberry Corp., member


     By:  /s/ Edward E. Mattner
     Name:  Edward E. Mattner
     Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND L.P.


By:  /s/ Edward E. Mattner
Name:  Edward E. Mattner
Title: Authorized Signatory

ICAHN OFFSHORE L.P.

By:  /s/ Edward E. Mattner
Name:  Edward E. Mattner
Title: Authorized Signatory

CCI OFFSHORE CORP


By:  /s/ Keith Meister
Name:  Keith Meister
Title: Vice President

ICAHN PARTNERS L.P.


By:  /s/ Edward E. Mattner
Name:  Edward E. Mattner
Title: Authorized Signatory

ICAHN ONSHORE L.P.


By:  /s/ Edward E. Mattner
Name:  Edward E. Mattner
Title: Authorized Signatory

CCI ONSHORE CORP


By:  /s/ Keith Meister
Name:  Keith Meister
Title: Vice President


/s/ Carl C. Icahn_____________
CARL C. ICAHN


          [Signature Page of Joint Filing Agreement to Schedule 13D/A -
                            BKF Capital Group, Inc.]